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                                                                    EXHIBIT 10.1

                         YORK INTERNATIONAL CORPORATION
                        2002 INCENTIVE COMPENSATION PLAN
               (AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2004)

            The purpose of the York International Corporation 2002 Incentive Compensation Plan (the "Plan") is to give certain management and key employees who are in a position to contribute materially to the success and profitability of York International Corporation (the "Company") an incentive and reward for doing so; and to assist the Company in attracting and retaining the highest caliber of management and key employees. This will be accomplished through incentive compensation in the form of annual awards and mid-term performance awards.

      ARTICLE 1 - DEFINITIONS.

      For purposes of the Plan, the following terms shall have the meaning indicated:

1.1. Annual Award - the annual award granted a Participant under the Annual Program.

1.2. Annual Performance Objectives - the performance objectives set forth in Section 3.2 used to determine Annual Awards.

1.3.        Annual Program - the annual program portion of the Plan set forth in
      Article 3.

1.4. Annual Target Bonus - the annual target bonus amount under Article 3 for a Participant for a Fiscal Year.

1.5.        Board - The Board of Directors of York International Corporation.

1.6.        Change in Control - any one or more of the following:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
      Act) of 30% or more of the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any

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      acquisition directly from the Company, (ii) any acquisition by the
      Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (A) and (B) of subsection (c) of this Section 1.6; or

(b) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board') cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board; or

(c) consummation of a reorganization, merger or consolidation involving the Company or any subsidiary of the Company or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination,
      (A) either (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including without limitation, a corporation which as a result of such transactions owns the Company or all or

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      substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock or (ii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or at the time of the action of the Board, providing for such Business Combination and (B) no person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; or

(d)         a complete liquidation or dissolution of the Company.

1.7.        Code - the Internal Revenue Code of 1986, as amended.

1.8. Company - York International Corporation and except for purposes of Sections 1.6 and 1.13, any other company which is a subsidiary within the meaning of Section 424(f) of the Code with respect to York International Corporation.

1.9. Compensation Committee - the compensation committee of the Board appointed by the Board that is solely composed of two or more persons who are "outside directors" in accordance with the meaning of Treasury Regulation Section 1.162-27(e)(3), "disinterested persons" in accordance with the meaning set forth in Rule 16b-3 of the Exchange Act and meet the requirements for

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      "independence" within the meaning of any applicable stock exchange or securities self regulatory organization rule.

1.10. Covered Employee - any individual who is, or is determined by the Board to be likely to become, a "covered employee" within the meaning of Section 162(m) of the Code, as amended.

1.11. Disability - an inability to perform the duties assigned by the Company to the Participant by reason of any medically determined physical or mental impairment which has lasted for a continuous period of more than six months.

1.12. Effective Date - January 1, 2002. This amendment and restatement is effective January 1, 2004.

1.13.       Fiscal Year - the fiscal year of the Company.

1.14. Management Stock Purchase Plan - the York International Corporation Management Stock Purchase Plan in effect from time to time.

1.15. Measurement Period - three consecutive Fiscal Years or such other period selected and established by the Compensation Committee with respect to any Mid-Term Program.

1.16.       Mid-Term Target Bonus - the mid-term target bonus amount under
      Article 4 for a Participant for a Measurement Period.

1.17. Mid-Term Award - the award earned by a Participant under the Mid-Term Program at the end of a Measurement Period.

1.18. Mid-Term Performance Objectives - the performance objectives set forth in Section 4.2 used to determine Mid-Term Award.

1.19. Mid-Term Program - the mid-term program portion of the Plan set forth in Article 4.

1.20. Omnibus Stock Plan - the York International Corporation 2002 Omnibus Stock Plan, in effect from time to time.

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1.21.       Participant - an individual eligible to participate in the Plan in accordance with Article 2.

1.22.       Plan - The York International Corporation 2002 Incentive
      Compensation Plan.

1.23. Retirement - termination of employment with the Company on or after the date the employee either attains 62 years of age or attains 55 years of age and completes 5 years of service or a retirement with the approval of the Board of Directors.

1.24. Termination of Employment - a termination of employment with the Company other than by reason of death, incurring a Disability, or Retirement.

1.25. Termination for Cause - a Termination of Employment if the employee was terminated for (i) providing the Company with materially false representations relied upon by the Company in furnishing information to shareholders, a stock exchange or the Securities and Exchange Commission,
      (ii) maintaining an undisclosed, unauthorized and material conflict of interest in the discharge of duties owed to the Company, (iii) misconduct causing a serious violation by the Company of state or federal laws, (iv) theft of Company funds or assets, or (v) conviction of a crime involving moral turpitude.

      ARTICLE 2 - ELIGIBILITY.

(a) An individual shall be eligible for the Annual Program if he is (i) a Covered Employee or (ii) a management or key employee who is approved by the Compensation Committee to participate in the Annual Program for the specified Fiscal Year.

(b) An individual who is hired or has changed position after the beginning of the Fiscal Year shall be eligible for the Annual Program if he is a management or key employee who is approved by the Compensation Committee to participate in the Annual Program for the specified Fiscal Year. Such a Participant shall be entitled to a pro-rated Annual Cash Award as described in Section 3.3(c) for that Fiscal Year payable in the same form and at the same time as Annual Cash Awards are paid to other Participants.

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(c)         An individual shall be eligible for the Mid-Term Program if he is
      (i) a Covered Employee or (ii) a management or key employee who is approved by the Compensation Committee to participate in the Mid-Term Program for the specified Measurement Period. An individual who previously received an award under the Mid-Term Program, but is not currently eligible to do so will nonetheless participate in the Mid-Term Program with respect to any Mid-Term Award previously granted until such Mid-Term Award is paid out or such Mid-Term Award expires.

(d) An individual who is hired or has changed position after the beginning of a Measurement Period shall be eligible for the Mid-Term Program if he is a management or key employee who is approved by the Compensation Committee to participate in the Mid-Term Program for the specified Measurement Period. Such a Participant shall be entitled to a pro-rated Mid-Term Award as described in Section 4.3(c) for that Measurement Period payable in the same form and at the same time as Mid-Term Awards are paid to other Participants for that Measurement Period.

      ARTICLE 3 - ANNUAL PROGRAM.

3.1.  Annual Award Grants

            (a) Annual Awards shall be determined in accordance with pre-established Annual Performance Objectives as described in Section 3.2. Once established, the Compensation Committee shall not have discretion to modify the terms of the Annual Awards, except that the Compensation Committee shall have the discretion to reduce the payout under any Annual Award, if in the sole judgment of the Compensation Committee, the amount of such payout does not reflect the design intentions of the Plan. It is intended that all Annual Awards under the Plan to Covered Employees will satisfy the requirements for deductibility under Section 162(m) of the Code.

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(b)   Not later than 90 days after the beginning of the Fiscal Year (or, if earlier, the date as of which 25% of the Participant's period of service for the Fiscal Year has elapsed), the Compensation Committee will approve the Annual Target Bonus for each Participant's Annual Award. The Annual Target Bonus will be based on several factors, including market competitive data, job responsibilities, the aggressiveness of the financial budget relative to prior year performance and market conditions and other factors considered relevant by the Compensation Committee. The Compensation Committee shall approve in writing a schedule setting forth the percentage of Annual Target Bonus payable based on the level of performance objectives achieved.

(c) At the end of a Fiscal Year the Compensation Committee shall approve the payment to each Participant of his Annual Award, if any. The Annual Award shall be based on the degree to which the predetermined Annual Performance Objectives for that Fiscal Year are achieved. Prior to the payment of any Annual Awards the Compensation Committee shall certify the degree of achievement of the applicable Annual Performance Objective. The maximum amount payable to any individual Participant as an Annual Award for a Fiscal Year shall be $4,000,000.

3.2. Annual Performance Objectives. Annual Performance Objectives shall be developed through the Company's business planning process and shall be approved by the Compensation Committee in writing not later than 90 days after the beginning of the Fiscal Year. The Annual Performance Objectives shall be composed of one or more of the following: fully diluted earnings per share, Corporate or Division earnings before interest and taxes (with or without a pro forma charge for the cost of capital) in absolute dollars or as a percentage of sales, revenue, sales, profit after tax, gross profit, operating profit, unit volume, return on equity, changes in working capital, return on capital, cash flow, total shareholder return, return on net capital employed, average net capital as a percent of sales, manufacturing efficiency, new product development project milestone dates,

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      information technology systems implementation project milestone dates, cost of quality, purchase price variance or, for Participants other than Covered Employees, other objectively measurable goals approved by the Compensation Committee. In establishing the goals, the Compensation Committee will keep in mind the requirement of Reg. Section 1.162-27(e)(2) that the outcome must be substantially uncertain at the time the Annual Performance Objectives are established. The Compensation Committee will determine whether the attainment of Annual Performance Objectives will be impacted by extraordinary, unusual, or non-recurring items or changes in Generally Accepted Accounting Principles. A different combination of goals may be used for different Participants or different positions (including differences between Corporate and Division positions). The goals used may vary for each Fiscal Year. However, the specific goals to be used for a Participant or a class of Participants for a specific Fiscal Year shall be approved in writing by the Compensation Committee.

3.3.  Forfeitability of Annual Award.

            (a) Except as provided in Section 3.3(b) and Article 5, a Participant must remain employed by the Company until the last day of the Fiscal Year to receive his Annual Award, if any. If a Participant has a termination of Employment which is a Termination for Cause or which is voluntary prior to the end of the Fiscal Year, all rights to the Annual Award for that Fiscal Year shall be forfeited.

            (b) If a Participant dies, incurs a Disability, has a Retirement or has a Termination of Employment other than a termination described in 3.3(a) before the end of the Fiscal Year or takes an unpaid leave of absence of longer than 30 days during the Fiscal Year, then such Participant shall be entitled to a pro-rated Annual Award for that Fiscal Year as described in Section 3.3(c), payable at the same time applicable to other Participants.

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            (c)   The amount of the pro-rated Annual Award referred to in
      Section 3.3(b) shall be equal to the product of (i) the amount of the Annual Award for that Participant determined under Section 3.1 and 3.2 and
      (ii) a fraction, the numerator of which is the number of completed calendar months of service performed (in the case of a Disability, the number of completed months through the date of Disability) by the Participant for the Fiscal Year and the denominator of which is twelve.

3.4 Payment of Annual Award. Subject to Section 3.5, a Participant's Annual Award for a Fiscal Year shall be paid in a single cash payment within 75 days of the end of that Fiscal Year; provided, however, that any award in excess of 100% of a Participant's Annual Target Bonus may be paid in the Company's common stock to be issued under the Omnibus Stock Plan or in a combination of cash and common stock, in the sole discretion of the Compensation Committee.

3.5 Deferral of Annual Award. A Participant may elect to defer a portion or all of his or her Annual Award under the terms of the Management Stock Purchase Plan.

      ARTICLE 4 - MID-TERM PROGRAM.

4.1.  Mid-Term Award Grants.

            (a) Mid-Term Awards shall be determined in accordance with pre-established Mid-Term Performance Objectives as described in Section
      4.2. Once established, the Compensation Committee shall not have discretion to modify the terms of the Mid-Term Awards, except that the Compensation Committee shall have the discretion to reduce the payout under any Mid-Term Award, if in the sole judgment of the Compensation Committee, the amount of such payout does not reflect the design intentions of the Plan. It is intended that all payments hereunder to Covered Employees will satisfy the requirements for deductibility under
      Section 162(m) of the Code.

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            (b)   The Mid-Term Target Bonus for each Participant's Mid-Term
      Award for the Measurement Period shall be approved by the Compensation Committee no later than 90 days after the commencement of the Participant's period of service during the Measurement Period. The Mid-Term Target Bonus will be based on several factors, including market competitive data, job responsibilities and market conditions and other factors considered relevant by the Compensation Committee. The Mid-Term Award shall be based on the degree to which the predetermined Mid-Term Performance Objectives for that Measurement Period are achieved. The Compensation Committee shall approve in writing a schedule setting forth the percentage of Mid-Term Target Bonus payable based on the level of performance objective achieved.

            (c) At the end of the Measurement Period, the Compensation Committee shall approve the payment to each Participant of his Mid-Term Award, if any. Prior to the payment of any Mid-Term Awards, the Compensation Committee shall certify that degree of achievement of the applicable Mid-Term Performance Objectives. The maximum amount payable to any individual Participant as a Mid-Term Award for a given Measurement Period is $3,000,000.

4.2.  Mid-Term Performance Objectives.

            The Mid-Term Performance Objectives shall be developed through the Company's business planning process and shall be approved by the Compensation Committee in writing not later than 90 days after the beginning of the Measurement Period to which they apply. The Mid-Term Performance Objectives shall be composed of one or more of the following: cumulative earnings per share over a specified period, fully diluted earnings per share, Corporate or Division earnings before interest and taxes (with or without a pro forma charge for the cost of capital) in absolute dollars or as a percentage of sales, revenue, sales, profit after tax, gross profit, operating profit, unit volume, return on equity, changes in working capital, Corporate or Division return on

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      net capital employed, cash flow, total shareholder return, total return to shareholders as compared to a relevant index of publicly traded companies as approved by the Compensation Committee or, for Participants other than Covered Employees, other objectively measurable goals approved by the Compensation Committee. The Compensation Committee will determine whether the achievement of Mid-Term Performance Objectives will be impacted by any extraordinary, unusual or non-recurring items or changes in Generally Accepted Accounting Principles. In establishing the goals, the Compensation Committee will keep in mind the requirements of Reg. Section 1.162-27(e)(2) that the outcome must be substantially uncertain at the time the Mid-Term Performance Objectives are established. A different combination of goals may be used for different Participants or different positions (including differences between corporate and division positions). The goals used may vary for each Measurement Period. However, the specific goals to be used for a Participant or a class of Participants for a specific Measurement Period shall be approved in writing by the Compensation Committee.

4.3.  Forfeitability of the Mid-Term Award.

            (a) Except as provided in Section 4.3(b) and Article 5, a Participant must remain employed by the Company until the end of the applicable Measurement Period to receive his Mid-Term Award. If the Participant has a Termination of Employment which is a Termination for Cause or which is voluntary prior to the end of the applicable Measurement Period, all rights to the Mid-Term Award shall be forfeited.

            (b) If a Participant dies, incurs a Disability, has a Retirement or has a termination of Employment other than a termination described in
      Section 4.3(a) before the end of the applicable Measurement Period or takes an unpaid leave of absence of longer than 30 days during the Measurement Period, then such Participant shall be entitled to a pro-rated Mid-Term Award for the

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      Measurement Period, as described in Section 4.3(c).

            (c)   The amount of the pro-rated Mid-Term Award referred to in
      Section 4.3(b) shall be equal to the product of (i) the amount of the Mid-Term Award for that Participant determined under Section 4.1 and 4.2 and (ii) a fraction, the numerator of which is the number of completed calendar months of service performed (in the case of a Disability, the number of completed months through the date of Disability) by the Participant for the Measurement Period and the denominator of which is the number of months in the Measurement Period.

4.4. Payment of Mid-Term Award. Subject to Section 4.5, the payment of the Mid-Term Award, if any, will be made in cash within 75 days after the end of the Measurement Period, provided, however, that any award in excess of 100% of a Participant's Mid-Term Target Bonus may be paid in the Company's common stock to be issued under the Omnibus Stock Plan or in a combination of cash and common stock, in the sole discretion of the Compensation Committee.

4.5 Deferral of Mid-Term Award. A Participant may elect to defer a portion or all of his or her Mid-Term Award under the terms of the Management Stock Purchase Plan.

      ARTICLE 5 - CHANGE IN CONTROL.

5.1. Effect of Change in Control. In the event of a Change in Control, the Plan shall terminate and the Participants' right to receive an Annual Cash Award and Mid-Term Awards under the Annual Program and any Mid-Term Programs then in effect shall be measured as of the end of the fiscal month immediately preceding the date of the Change in Control pursuant to Sections 5.2 and 5.3.

5.2.  Measurement of Achievement under Annual Program.

            (a) To the extent the percentage of an Annual Performance Objective that was anticipated to be achieved as of the date for measurement set forth in Section 5.1 can be

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      ascertained from the financial operating budget on which the Annual
      Program was based, achievement of such Annual Performance Objective shall be measured based on actual achievement as of such time versus anticipated achievement as of such time.

            (b) In the event Section 5.2(a) above shall not apply, if any Annual Performance Objective is based on a measure that is not subject to proration, achievement of such Annual Performance Objective shall be measured as of the date set forth in Section 5.1 above. To the extent any Annual Performance Award is capable of proration, achievement of such Annual Performance Objective shall be measured as of the date set forth in
      Section 5.1 on a prorated basis. The prorated Annual Performance Objective shall be equal to the product of the (i) the Annual Performance Objective and (ii) a fraction, the numerator of which is the number of fiscal months elapsed under the Annual Program and the denominator of which is twelve.

5.3.  Measurement of Achievement under Mid-Term Programs.

            (a) Achievement of that portion of any Mid-Term Awards outstanding as of the date of a Change in Control that is based on performance against an index shall be measured against such index as of the date set forth in
      Section 5.1 above.

            (b) To the extent the percentage of a Mid-Term Performance Objective that was anticipated to be achieved as of the date for measurement set forth in Section 5.1 can be ascertained from the long-term plan on which the Mid-Term Program was based, achievement of such Mid-Term Performance Objective shall be measured based on actual achievement as of such time versus anticipated achievement as of such time.

            (c) In the event that Sections 5.3(a) or 5.3(b) shall not be applicable, if any Mid-Term Performance Objective is based on a measure which is not subject to proration, achievement of such Mid-Term Performance Objective shall be measured as of the date set forth in
      Section 5.1

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      above. To the extent any such Mid-Term Performance Objective is capable of proration, achievement of such Mid-Term Performance Objective shall be measured as of the date set forth in Section 5.1 on a prorated basis. The prorated Mid-Term Performance Objective shall be equal to the product of
      (i) the Mid-Term Performance Objective and (ii) a fraction, the numerator of which is the number of fiscal months elapsed in the Measurement Period and the denominator of which is the total number of fiscal months in the Measurement Period.

5.4. Payment of Awards. To the extent any Annual Award or Mid-Term Award has been earned, based on the methods of measurement set forth in Sections 5.2 and 5.3 above, respectively, such Annual Award or Mid-Term Award shall be payable without any further approval by the Compensation Committee and without proration based on the amount of time elapsed under either the Annual Program or any Mid-Term Program. All payments shall be made as soon as practicable after the Change in Control, but in no event later than forty-five (45) days after the Change in Control.

      ARTICLE 6 - GENERAL.

6.1. Nonassignability of Incentive Awards. No right under the Plan shall be subject to anticipation, sale, assignment, encumbrance or transfer other than by will or the laws of intestate succession.

6.2. Unsecured Interest. A Participant shall have no interest in any fund or specified asset of the Company. Any amounts which are or may be set aside under the provisions of this Plan shall continue for all purposes to be a part of the general funds of the Company, and no person or entity other than the Company shall, by virtue of the provisions of this Plan, have any interest in such assets. No right to receive payments from the Company pursuant to this Plan shall be greater than the right of any unsecured creditor of the Company.

6.3. No Right or Obligation of Continued Employment. Nothing contained in the Plan shall require

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      the Company or a related company to continue to employ a Participant, nor shall the Participant be required to remain in the employment of the Company or a related company.

6.4. Withholding. The Company shall withhold all required local, state and federal and foreign taxes from the amount of any award. If awards are made in stock, the employee may deliver shares in satisfaction of the tax.

6.5. Amendment and Termination of the Plan. The Plan may be amended or terminated at any time by the Board or by the Compensation Committee as delegated by the Board, provided that such termination or amendment shall not, without the consent of any Participant, affect such Participant's rights with respect to awards previously awarded to him. With the consent of the Participant affected, the Board, or by delegation of authority by the Board, the Committee, may amend outstanding awards in a manner not inconsistent with the Plan. Further, no amendment that would require shareholder approval under Section 162(m) of the Code shall be made without that approval.

6.6. Binding on Successors. The obligations of the Company under the Plan shall be binding upon any organization which shall succeed to all or substantially all of the assets of the Company, and the term "Company," whenever used in the Plan, shall mean and include any such organization after the succession.

6.7. References. Any masculine personal pronoun shall be considered to mean also the corresponding feminine or neuter personal pronoun, as the context requires.

6.8. Applicable Law. The Plan shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without reference to principles of conflicts of laws.

            IN WITNESS WHEREOF, the York International Corporation 2002 Incentive Compensation Plan is, by the authority of the Board of Directors of the Corporation, executed the 23rd day of May, 2002, to be effective from January 1, 2002.

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Attest                                        YORK INTERNATIONAL CORPORATION

_______________________________               By: ___________________________
Secretary

[Corporate Seal]